Exhibit 99.1

Focus Enhancements Reports First Quarter 2007 Results

-Provides UWB Revenue Guidance for 2007-

-Announces Wireless Seminar Presentation at AeA Micro Cap Conference-

Campbell, CA — May 7, 2007 — Focus Enhancements, Inc. (NASDAQ: FCSE) today announced financial results for its first quarter ended March 31, 2007.

“For the first quarter, we recorded revenue of $7.1 million, in-line with our expectations,” stated Brett Moyer, president and CEO of Focus Enhancements. “We achieved many operational milestones thus far in 2007, with a focus on serving the growing mobile media market. Driving toward revenue from our Ultra Wideband (UWB) technology, we announced the availability of a Systems-in-Package (SiP) module and completed the tape-out of our second generation UWB digital chip designed especially for wireless USB applications such as dongles, hubs and hard drives. Additionally, we completed the tape-out of a new TV-out chip optimized for mobile media devices and developed a new line of high definition (HD) workflow optimization products.”

Revenue for the first quarter was $7.1 million, equal to the $7.1 million reported for the same quarter of 2006. Semiconductor Business first quarter revenue was $1.2 million, compared to $1.4 million in the first quarter of 2006. Systems Business first quarter revenue was $5.9 million, compared to $5.7 million in the first quarter 2006. Gross margins were 45 percent, compared to 37 percent in the first quarter of 2006 reflecting a shift to sales of higher margin products introduced in 2006. Research and development (R&D) expenses increased to $3.9 million from $3.0 million in the same quarter of last year. The increase is attributable to expenses associated with the development of three new chips in the first half of 2007. Operating expenses, including the aforementioned higher R&D, were $7.3 million, compared with $6.1 million in the prior year period. Net loss for the quarter was $4.4 million, or $0.06 per share.  This compares to a net loss of $7.2 million, or $0.11 per share, in the same quarter of 2006, which included a $3.6 million net charge associated with the valuation of a derivative liability.

Moyer continued, “Our UWB initiative continues to exceed our expectations as we progress on a clearly defined roadmap to revenue.  We have commenced shipment of engineering samples to customers who have finished their technology evaluation of our UWB solution.  Our chips are now being designed into these customers’ products. In July, we expect to begin pilot production run quantity shipments, followed by full production shipments in the September time frame. As such, we currently expect UWB revenue of $3 million to $4 million in the second half of 2007.”

Gary Williams, CFO of Focus Enhancements, stated, “Results this quarter reflect our continued investment in long-term growth.  We strengthened our balance sheet by raising $6.3 million in January.  We ended the quarter with cash and cash equivalents plus available credit facilities of $8.2 million, which supports our current 2007 operating plan.”

Hosts Wireless Seminar at AeA Micro Cap Financial Conference

The company will be presenting today, May 7, 2007, at the AeA Micro Cap Financial Conference at the Monterey Plaza Hotel in Monterey, California.  The presentation will be followed by six 30-minute breakout sessions from 1:15 p.m. PT through 5:30 p.m. PT, in room 2321.  The breakout presentation will be webcast live at 2:00 p.m. PT and archived for 90 days at the company’s web site, www.focusinfo.com.

During the 4:15 p.m. PT and 5:00 p.m. PT breakout sessions, the company will host a seminar on the wireless technologies, including review of UWB, 802.11n, WHDMI, WUSB, and 60GHz technologies and how they fit in today’s wireless landscape.

2007 Outlook

The company currently anticipates full year 2007 revenue between $42 million and $44 million, with Semiconductor Business revenue contribution increasing to approximately 30 percent of total 2007 revenue. Based on these expectations, 2007 gross margin as a percentage of revenue is anticipated to be in the range of 45 percent to 46 percent. Operating expenses for the year are expected to be approximately $30 million.

For the second quarter of 2007, the company currently anticipates revenue in the range of $8.5 million to $9.5 million. On these expectations, second quarter gross margin as a percentage of revenue is anticipated to be in the range of 44 percent to 46 percent. As a result of a timing delay in development charges associated with our three new chips, approximately $800,000 of R&D expenses originally planned for the first quarter of 2007 will shift to the second quarter. As such, second quarter 2007 operating expenses are expected to be approximately $8.9 million. R&D expenses are expected to peak in the second quarter at approximately $5.0 million. Loss per share for the second quarter of 2007 is expected to be in the range of $0.06 to $0.07. Total operating expenses for the third and fourth quarters are expected to decline to approximately $7.1 million to $7.3 million per quarter.

Recent Highlights

Semiconductor Business:

•                  Featured in the Q5, a new high-end mobile media device from Cowon Systems, Inc., a leading worldwide provider of portable media solutions in Korea.

•                  Completed the tape-out of its second generation UWB digital chip designed especially for wireless USB applications in the consumer electronics and personal computer markets in April.

•                  Announced the availability of its industry leading UWB technology in a compact and economical SiP form factor in March. Based on the WiMedia international standards and Certified Wireless USB specification from the USB Implementers Forum, the Focus module (TT•1013) combines the company’s analog front-end radio frequency transceiver chip with its digital baseband processor /media access controller (MAC) chip.

•                  Completed a tape-out of its newest TV-out chip with a feature set optimized for small, portable devices like media players, smartphones and navigation systems in early March.

Systems Business:

•                  Introduced a new line of HD workflow optimization products for its customers at the National Association of Broadcasters (NAB) Convention in Las Vegas in April.  Products included:

o                 ProxSys PX-1 Production Media Server: Turnkey, out-of-the-box-ready Media Asset Management solution for acquisition, storage, and retrieval of digital media content for video production professionals.

o                 MMC-1/2/3/4 Media Codecs: Broadcast quality PCI cards including hardware MPEG/DV codecs and a range of I/O options.

o                 HX-1 and HX-2 Portable HD Video Switchers: Four channel (HX-1) and eight channel (HX-2) SD/HD video switcher with powerful live switching and effects for broadcasters and video professionals.

o                 MCSDI-1 Portable HD/SD-SDI Media Converter: Analog and HDMI input to HD/SD-SDI converter with two channel embedded audio.

Investor Conference Call

The company will host a shareholder conference call to discuss its first quarter 2007 results on Monday, May 7, 2007 at 6:00 a.m. PT.  Brett Moyer, president and chief executive officer, and Gary Williams, chief financial officer, will deliver prepared remarks and conduct a question and answer session.  The call is being webcast by Thomson/CCBN and can be accessed at Focus Enhancements’ web site at www.focusinfo.com.  The webcast will be available through August 7, 2007.  If you do not have Internet access, the telephone dial-in number is 706-634-0182 for domestic and international participants.  Please dial in five to ten minutes prior to the beginning of the call at 6:00 a.m. PT (9:00 a.m. ET).  A telephone replay will be available through May 9th; dial 706-645-9291, and enter access code 6354542.

About Focus Enhancements, Inc.

Focus Enhancements, Inc. (NASDAQ CM: FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary video and wireless video technologies. The company’s Semiconductor Group develops integrated circuits (ICs) for high-performance applications in the video convergence market, including IPTV set-top boxes and portable media players. Focus Enhancements is currently developing a wireless IC chip set based on the WiMedia UWB standard and designed to be compatible with Wireless USB, and used in personal computer (PC), consumer electronics (CE), and mobile electronics applications. The company’s Systems Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets. More information on Focus Enhancements may be obtained from the company’s SEC filings, or by visiting the Focus Enhancements home page at http://www.focusinfo.com

Safe Harbor Statement

Statements in this press release which are not historical, including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements regarding management’s expectations of funding requirements in 2007, demand for Focus Enhancements’ products, which impacts revenue, gross margin percentage and cash from operations, management’s plans to complete its semiconductor chip designs, move its technology to silicon, and the performance of its technology, including UWB in silicon. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include customers’ acceptance of recently introduced products, changes in customer order patterns, unforeseen increased costs and delays in research and development, the company’s ability to maintain adequate funding to develop and implement UWB technology, the ability of the company to migrate its UWB technology to silicon in a timely manner, the performance and acceptance of its UWB technology when successfully moved to silicon, and the risk factors specified in the company’s Form 10-K for the year ended December 31, 2006, as well as other filings with the SEC. These statements are based on information as of May 7, 2007 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

[Tables to follow]

Focus Enhancements, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2007	March 31, 2006

Net revenue	$7,087	$7,133
Cost of revenue	3,921	4,468
Gross margin	3,166	2,665

Operating expenses:
Sales, marketing and support	2,125	2,074
General and administrative	1,097	915
Research and development	3,938	2,981
Amortization of intangible assets	105	127
	7,265	6,097
Loss from operations	(4,099)	(3,432)
Interest expense, net	(290)	(199)
Value of derivative liability	—	(4,000)
Change in value of derivative liability	—	400
Other income	3	70
Loss before income taxes	(4,386)	(7,161)
Income tax expense	4	9
Net loss	$(4,390)	$(7,170)

Net loss per share - basic and diluted	$(0.06)	$(0.11)

Weighted average common and common equivalent shares - basic and diluted	74,199	68,155

Focus Enhancements, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2007	2006
Assets

Current assets:
Cash and cash equivalents	$2,215	$5,969
Accounts receivable, net of allowances of $256 and $304, respectively	4,050	4,188
Inventories	4,091	4,072
Prepaid expenses and other current assets	1,452	1,207
Total current assets	11,808	15,436

Property and equipment, net	1,173	980
Other assets	183	187
Intangible assets, net	57	186
Goodwill	13,191	13,191
	$26,412	$29,980

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,787	$3,424
Accrued liabilities	4,347	3,702
Current portion of capital lease obligations	113	10
Borrowings under line of credit	—	3,390
Term loan	—	2,500
Total current liabilities	7,247	13,026

Convertible notes	10,946	10,946
Capital lease obligations, net of current portion	93	—
Total liabilities	18,286	23,972

Stockholders’ equity:
Preferred stock, $0.01 par value; authorized 3,000,000 shares; 3,161 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively (aggregate liquidation preference $3,917)	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized, 78,807,596 and 73,210,870 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	778	722
Treasury stock at cost, 516,667 and 497,055 shares at March 31, 2007 and December 31, 2006, respectively	(775)	(750)
Additional paid-in capital	117,659	111,203
Accumulated other comprehensive income	151	130
Accumulated deficit	(109,687)	(105,297)
Total stockholders’ equity	8,126	6,008
	$26,412	$29,980

Focus Enhancements, Inc.

Selected Business Segment Data

(In thousands)

(Unaudited)

Revenue:	Three Months Ended
	March 31, 2007	March 31, 2006

Systems Business	$5,853	$5,752
Semiconductor Business	1,234	1,381
Net Revenue	$7,087	$7,133

Research and Development:	Three Months Ended
	March 31, 2007	March 31, 2006

Systems Business	$1,100	$656
Semiconductor Business	2,838	2,325
Total Research and Development	$3,938	$2,981

###